Exhibit 99.2

FOR IMMEDIATE RELEASE

November 26, 2019

S&P Global Announces Expiration of Tender Offer for Any and All of Its Outstanding

3.300% Senior Notes Due 2020 and 6.550% Senior Notes Due 2037 and Redemption of Its

Outstanding 3.300% Senior Notes Due 2020

NEW YORK – S&P Global (NYSE: SPGI) (the “Company”) announced today that the previously announced cash tender offer by the Company for any and all of its outstanding 3.300% Senior Notes due 2020 (the “2020 Notes”) and its 6.550% Senior Notes due 2037 (the “2037 Notes,” and together with the 2020 Notes, the “Notes”), expired yesterday, November 25, 2019 at 5:00 p.m., New York City time (the “Expiration Time”). The tender offer was made on the terms and subject to the conditions set forth in the Offer to Purchase, dated November 19, 2019 (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). The tender offer is referred to as the “Offer.” The Offer to Purchase and the Notice of Guaranteed Delivery are referred to together as the “Offer Documents.”

According to information provided by D.F. King & Co., Inc., the tender agent and information agent for the Offer, (i) $232,465,000, or 33.21%, of the $700,000,000 aggregate principal amount of the 2020 Notes and (ii) $102,970,000, or 25.74%, of the $400,000,000 aggregate principal amount of the 2037 Notes had been validly tendered and delivered (and not validly withdrawn) in the Offer at or prior to the Expiration Time. In addition, $16,000 aggregate principal amount of 2020 Notes and $429,000 aggregate principal amount of 2037 Notes remain subject to guaranteed delivery procedures. Payment for the Notes purchased pursuant to the Offer is intended to be made on or around November 26, 2019 (the “Settlement Date”), and payment for the Notes tendered pursuant to a Notice of Guaranteed Delivery and purchased pursuant to the Offer is intended to be made on or around November 29, 2019 (the “Guaranteed Delivery Settlement Date”).

As previously announced, the applicable “Tender Offer Consideration” will be $1,009.61 for each $1,000 principal amount of 2020 Notes and $1,489.44 for each $1,000 principal amount of 2037 Notes, plus accrued and unpaid interest to, but not including, the Settlement Date, payable on the Settlement Date or the Guaranteed Delivery Settlement Date, as applicable. The Offer will be funded from the net proceeds from the previously announced sale by the Company of its 2.500% Senior Notes due 2029 and 3.250% Senior Notes due 2049 which will be completed on November 26, 2019, immediately prior to the Settlement Date.

Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. acted as dealer managers for the Offer.

The Company also announced today that it intends to redeem all of its outstanding 2020 Notes (CUSIP Nos. 78409V AF1, 78409V AJ3, U75091 AC9) that are not purchased pursuant to the Offer at a redemption price equal to the outstanding principal amount of the 2020 Notes plus a make-whole premium determined in accordance with the terms of the Notes, plus accrued and unpaid interest thereon, to, but not including, the redemption date. The redemption date will be December 26, 2019.

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Offer was made solely pursuant to the Offer Documents and was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as the timing for completion of the Offer, including the acceptance for purchase of any Notes validly tendered, and the expected Settlement Date. The Company cannot give assurance that such statements will prove correct. Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the closing of the Company’s offering of notes and the risks and uncertainties described in the Offer Documents and in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K and in any subsequent document it files with the SEC. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law.

About S&P Global

S&P Global is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering deep data and insights on critical business factors including ESG. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 21,000 employees in 35 countries.

Contact:

Investor Relations:

Chip Merritt

Senior Vice President, Investor Relations

(212) 438-4321 (office)

chip.merritt@spglobal.com

News Media:

David Guarino

Chief Communications Officer

(212) 438-1471 (office)

dave.guarino@spglobal.com

SOURCE S&P Global